Exhibit 99.2

NEWS RELEASE

Enbridge Energy Partners, L.P. Benefits From Equity Restructuring

Houston; Calgary, Alberta (June 18, 2014) – Enbridge Energy Partners, L.P. (NYSE: EEP) (the “Partnership”) and Enbridge Inc. (TSX: ENB) (NYSE:ENB) (“Enbridge”) announced today an agreement to undertake a restructuring of the Partnership’s equity under which its general partner will permanently waive its existing incentive distribution rights in exchange for Class D units and new incentive distribution units. This restructuring will decrease the general partner’s share of incremental cash distributions from 48 percent of all distributions in excess of $0.495 per unit per quarter down to 23 percent of all distributions in excess of the Partnership’s current quarterly distribution of $0.5435 per unit per quarter. As a result, the share of incremental cash available for distribution to holders of Class A common units will increase correspondingly. The restructuring will be effective July 1, 2014 and will apply to all distributions declared subsequent to that date.

“The Partnership’s Liquids Pipelines capital expansion program currently underway is expected to generate significant low risk cash flow growth over the coming years. This Equity Restructuring will enhance the economics of the Partnership’s investment projects and increase cash flow available for distribution to holders of Class A common units from the existing capital projects as well as from future growth projects”, said Mark Maki, president for the Partnership.

Commenting on the restructuring transaction, Al Monaco, Enbridge’s president and chief executive officer, noted: “Enbridge and the Partnership are in the midst of executing the most significant organic capital growth program in our history. At the same time, one of Enbridge’s strategic priorities is to re-establish the Partnership as a strong sponsored vehicle and an effective source of funding for its own growth and for future drop downs; much the same as the role Enbridge Income Fund plays with the Enbridge group today. This restructuring of the incentive distribution rights builds upon other initiatives undertaken including our preferred unit investment in EEP and the formation of Midcoast Energy Partners, L.P. in 2013. The Equity Restructuring is expected to benefit Enbridge shareholders by improving the Partnership’s cost of capital and growth outlook, thus increasing the incentive distributions to the general partner of the Partnership over time.”

To implement the Equity Restructuring, EEP’s general partner, a wholly owned subsidiary of Enbridge, will irrevocably waive its current incentive distributions rights (“IDRs”) in excess of its 2 percent general partner interest in exchange for 66.1 million Class D units and 1,000 Incentive Distribution Units (the “IDUs”) (“Equity Restructuring”). The Class D units will carry a distribution equal to the quarterly distribution on the Class A common units. The third quarter 2014 distribution on the Class D units will be adjusted to provide Enbridge with an aggregate distribution in 2014 equal to the current distribution on its IDRs as if the Equity Restructuring had not occurred. The IDUs will be entitled to no distribution initially, but will be entitled in the future to 23 percent of any amount in excess of EEP’s current quarterly Class A common unit distribution of $0.5435 per unit. In the event of any decrease in the Class A common unit distribution below $0.5435 per unit in any quarter during the next five years, the distribution on the Class D units will be reduced to the amount which would have been received by Enbridge under the existing IDRs as if the Equity Restructuring had not occurred.

The Class D Units will have a notional value per unit equivalent to the closing market price of the Class A Common units on June 17, 2014 (the “Notional Value”) and have the same voting rights as the Class A units. The Class D units are convertible on a one-for-one basis into Class A common units at any time on or after the fifth anniversary of the closing date, at the holder’s option. In the event of a liquidation event (or any merger or other extraordinary transaction), the Class D Unit holders will have a preference in liquidation equal to 20 percent of the Notional Value, with such preference being increased by an additional 20 percent on each anniversary of the closing date, resulting in a liquidation preference equal to 100 percent of the Notional Value on the fourth anniversary of the closing date. The Class D units will be redeemable in 30 years in whole or in part at EEP’s option for either a cash amount equal to the Notional Value per unit or newly issued Class A common units with an aggregate market value at redemption equal to 105 percent of the aggregate Notional Value of the Class D units being redeemed.

Also, as part of the Equity Restructuring, certain related amendments were made to the partnership agreement to increase the Partnership’s flexibility to maintain and increase interim distributions to unitholders until current and future growth investments by the Partnership begin to generate cash, and to enhance the Partnership’s ability to execute its long-term growth plans in a capital efficient and accretive manner.

The Equity Restructuring and all related amendments to the partnership agreement were reviewed and recommended to the board of directors of the General Partner by a special committee of independent directors. The special committee was assisted by its own independent legal counsel and financial advisor.

CONFERENCE CALL

Enbridge Energy Partners, L.P. will discuss the Equity Restructuring Transaction in a live Internet presentation, commencing at 7:00 a.m. Central Time on Thursday, June 19, 2014. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides will also be available on EEP’s website at the link below.

EEP Events and Presentations:

www.enbridgepartners.com/Investor-Relations/EEP/Events-and-Presentations/

Webcast link:

http://www.media-server.com/m/acs/7d9021a53d1cf655ff4ccefab99d7118

The audio portion of the live presentation will be accessible by telephone at (866) 318-8620 (Passcode: 66069583) and can be replayed until July 3, 2014 by calling (888) 286-8010 (Passcode: 84661088). An audio replay will also be available for download in MP3 format from either of the website addresses above. A transcript will be posted to EEP’s website within 24 hours of the conclusion of the event.

About Enbridge Inc.

Enbridge Inc., a Canadian Company, is a North American leader in delivering energy and has been included on the Global 100 Most Sustainable Corporations in the World ranking for the past six years. As a transporter of energy, Enbridge operates, in Canada and the U.S., the world’s longest crude oil and liquids transportation system. The Company also has a significant and growing involvement in natural gas gathering, transmission and midstream businesses, and an increasing involvement in power transmission. As a distributor of energy, Enbridge owns and operates Canada’s largest natural gas distribution company, and provides distribution services in Ontario, Quebec, New Brunswick and New York State. As a generator of energy, Enbridge has interests in 1,800 megawatts of renewable and alternative energy generating capacity and is expanding its interests in wind and solar energy and geothermal. Enbridge employs more than 10,000 people, primarily in Canada and the U.S. and is ranked as one of

Canada’s Top 100 Employers for 2014. Enbridge’s common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com. None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise part of this news release.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 17 percent of total U.S. oil imports. Enbridge Partners’ natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.5 billion cubic feet of natural gas daily. Enbridge Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

About Enbridge Energy Management, L.L.C

Enbridge Energy Management, L.L.C. manages the business and affairs of Enbridge Partners, and its sole asset is an approximate 20 percent limited partner interest in Enbridge Partners. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta (NYSE:ENB) (TSX:ENB), is the general partner of Enbridge Partners and holds an approximate 21 percent interest in Enbridge Partners together with all of the outstanding preferred interests in Enbridge Partners.

Forward Looking Statements

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “target”, “will” and similar words. Although the Partnership believes that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the Partnership’s ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) the Partnership’s ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom the Partnership sells products; (5) hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line; (6) changes in or challenges to the Partnership’s tariff rates; and (7) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

The Partnership’s forward looking statements are subject to risks and uncertainties pertaining to operating performance, regulatory parameters, project approval and support, weather, economic conditions, interest rates and commodity prices, including by not limited to those discussed more extensively in our filings with the U.S. securities regulators. The impact of any one risk, uncertainty or factor on any particular forward looking statement is not determinable with certainty as these are independent and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by law, we assume no obligation to publically update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Reference should also be made to EEP’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at Enbridge Partners’ web site.

For more information please contact:

Enbridge Inc.

Graham White Media (403) 508-6563 or Toll Free: (888) 992-0997 graham.white@enbridge.com	Adam McKnight Investment Community (403) 266-7922 adam.mcknight@enbridge.com

Enbridge Energy Partners, L.P.

Terri Larson, APR Media (877) 496-8142 Email: usmedia@enbridge.com	Sanjay Lad Investment Community (866) EEP INFO or (866) 337-4636 Email: eep@enbridge.com